Exhibit 99.1

Interlink Electronics Reports Third Quarter and Year-to-Date (Nine Month) 2017 Results

November 9, 2017 6:00 AM PST

WESTLAKE VILLAGE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a global leader in human-machine interface (HMI) and sensor technologies, today announced its financial results for the three and nine months ended September 30, 2017.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended September 30,			Nine months ended September 30,
Consolidated Financial Results	2017	2016	% ∆	2017	2016	% ∆

Net revenue	$2,649	$3,246	(18.4)%	$8,797	$9,105	(3.4)%
Gross profit	$1,657	$1,950	(15.0)%	$5,454	$5,464	(0.2)%
Gross margin	62.6%	60.1%		62.0%	60.0%

Income from Operations	$532	$937	(43.2)%	$1,902	$2,469	(23.0)%

Net income	$352	$614	(42.7)%	$1,265	$1,969	(35.8)%
Earnings per share (basic and diluted)	$0.05	$0.08		$0.17	$0.27

EBITDA¹	$579	$973	(40.5)%
EBITDA margin[2]	21.9%	30.0%

TTM EBITDA¹	$2,468	$3,120	(20.9)%

[1]	See attached schedules for reconciliation to GAAP numbers.
[2]	EBITDA margin is EBITDA divided by net revenue.

•

Revenue in the third quarter of 2017 decreased approximately 18% to $2.6 million from $3.2 million in the same year-ago period, primarily due to a major customer making a design change to their automotive product.  However, revenue increased in all other markets. For the first nine months, revenue decreased 3.4% to $8.8 million from $9.1 million in the comparable period of 2016.

•

In spite of decreased revenues, gross margin remained strong and increased to 62.6% in the third quarter of 2017 from 60.1% in the same year-ago period.  For the first nine months, gross margin improved to 62.0% from 60.0% in the comparable period of 2016.

•

In the third quarter of 2017, net income totaled $352 thousand or $0.05 per basic and diluted share, compared to net income of $614 thousand or $0.08 per basic and diluted share in the same year-ago period.  For the first nine months, net income was $1.3 million or $0.17 per basic and diluted share compared to net income of $2.0 million or $0.27 per basic and diluted share in the comparable period of 2016.

•

The Company generated $579 thousand of EBITDA for the third quarter of 2017, compared with $973 thousand in the same period in 2016.  On a trailing twelve-month basis, EBITDA was $2.5 million, down from $3.1 million in the comparable period ending September 30, 2016

•	At September 30, 2017, the company had $7.8 million in cash and cash equivalents, and no debt.

“Our financial performance in the third quarter of 2017 reflects lower revenue, gross profit, net income and EBITDA,” stated Steven N. Bronson, CEO of Interlink Electronics, Inc.  “Demand in the medical, consumer and general industrial markets continued to be strong during the quarter, however, in the automotive sector a major customer initiated a design change to their product that eliminated the need for our solution.  Although this modification will continue to have a significant impact on our results for the remainder of 2017, we expect new and existing customers to replace this revenue stream in 2018 and beyond.”

Mr. Bronson continued, “While revenues for the fourth quarter of 2017 are expected to be lower than prior periods, we remain committed to making meaningful investments in our next generation technology platforms.  In addition, we are actively pursuing acquisitions that broaden our technology offerings and increase our revenues.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies. Interlink Electronics has led the printed electronics industry in its commercialization of its patented Force-Sensing Resistor (FSR®) technology, which has enabled rugged and reliable HMI solutions. For over 30 years, Interlink Electronics' solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world's top electronics manufacturers. Interlink Electronics has a proven track record of supplying HMI solutions for mission-critical applications in a wide range of markets, including, but not limited to, consumer electronics, automotive, industrial, and medical devices. Interlink Electronics serves a world-class customer-base from its our corporate headquarters in Westlake Village, California (greater Los Angeles area), our global research and development center in Singapore, our printed-electronics manufacturing facility in Shenzhen, China and our global distribution and logistics center in Hong Kong. We also maintain technical and sales offices in Japan and at various locations in the United States. For more information, please see our website at www.interlinkelectronics.com.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by net revenue.  Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

APPENDIX

Consolidated Financial Information and Reconciliations:  Third Quarter and Nine Months ended September 30, 2017

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2017	2016
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$7,798	$6,009
Restricted Cash	5	5
Accounts receivable, net	1,386	1,726
Inventories	1,256	1,268
Prepaid expenses and other current assets	183	377
Total current assets	10,628	9,385
Property, plant and equipment, net	320	310
Intangibles, net	68	44
Deferred income taxes	527	675
Other assets	59	57
Total assets	$11,602	$10,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$143	$324
Accrued liabilities	320	334
Accrued income taxes	74	104
Deferred revenue, current	—	111
Total current liabilities	537	873

Total liabilities	537	873

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 7,336 and 7,326 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	7	7
Additional paid-in-capital	60,497	60,370
Accumulated other comprehensive (loss) income	4	(71)
Accumulated deficit	(49,443)	(50,708)
Total stockholders' equity	11,065	9,598
Total liabilities and stockholders' equity	$11,602	$10,471

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)		(in thousands, except per share data)

Revenue, net	$2,649	$3,246	$8,797	$9,105
Cost of revenue	992	1,296	3,343	3,641
Gross profit	1,657	1,950	5,454	5,464
Operating expenses:
Engineering, research and development	230	183	565	498
Selling, general and administrative	895	830	2,987	2,497
Total operating expenses	1,125	1,013	3,552	2,995
Income from operations	532	937	1,902	2,469
Other income (expense):
Other income (expense), net	(4)	6	13	35
Income from continuing operations before income tax expense	528	943	1,915	2,504
Income tax expense	176	329	650	535
Net income	$352	$614	$1,265	$1,969

Earnings per share: basic and diluted	$0.05	$0.08	$0.17	$0.27

Weighted average common shares outstanding - basic	7,336	7,327	7,332	7,327
Weighted average common shares outstanding - diluted	7,425	7,410	7,418	7,406

INTERLINK ELECTRONICS, INC.

Reconciliation of Consolidated Net Income to Consolidated EBITDA

(unaudited)

	Three months ended September 30,		Trailing twelve months ended September 30,
	2017	2016	2017	2016
	(in thousands)		(in thousands)

Net income	$352	$614	$2,189	$2,487
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Interest expense (income), net	(2)	(1)	(2)	(1)
Income tax expense (benefit)	176	329	109	527
Depreciation and amortization expense	53	31	172	107
EBITDA	$579	$973	$2,468	$3,120